Exhibit 99.2

FinTech Acquisition Corp. IV Announces Completion of $230,000,000 Initial Public Offering, Including Full Exercise of Over-Allotment Option

PHILADELPHIA, PA, September 29, 2020 (Globe Newswire) -- FinTech Acquisition Corp. IV (NASDAQ:FTIVU) (the “Company”), a blank-check company formed for the purpose of acquiring or merging with one or more businesses, today announced the completion of its initial public offering of 23,000,000 units at a price of $10.00 per unit, which includes 3,000,000 units issued pursuant to the underwriters’ over-allotment option, for gross proceeds to the Company of $230,000,000. The Company's units began trading on the Nasdaq Capital Market under the symbol "FTIVU" on September 25, 2020. Each unit issued in the offering consists of one share of the Company’s Class A common stock and one-third of one warrant, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “FTIV” and “FTIVW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Cantor Fitzgerald & Co. and Wells Fargo Securities, LLC served as joint book-running managers for the offering. The Company granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any, and on September 25, 2020, the underwriters notified the Company that they were exercising the over-allotment option in full.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission on September 24, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made by means of a prospectus, copies of which may be obtained by contacting Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor, New York, New York 10022; Email: prospectus@cantor.com; or by contacting Wells Fargo Securities, Attention: Equity Syndicate Department, 500 West 33rd Street, New York, New York, 10001, at (800) 326-5897 or emailing a request to cmclientsupport@wellsfargo.com. Copies of the registration statement can be accessed for free through the SEC's website at www.sec.gov.

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the offering filed with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact Information:

Amanda Abrams
Cohen & Company, LLC
aabrams@cohenandcompany.com
(215) 701-9693